                                                                     EXHIBIT 5.1


                    [Letterhead of Irwin, White & Jennings]

October 29, 2002

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC
V6A 1B6

                     RE: REGISTRATION STATEMENT ON FORM F-4

Dear Sirs/Mesdames:

         We are counsel to Angiotech Pharmaceuticals, Inc., a corporation incorporated in the Province of British Columbia, Canada (the "Company"). We have participated in the preparation of the Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission on or about October 29, 2002 (as may be further amended or supplemented, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, up to 1,548,920 shares of its Common Stock with no par value (the "Shares"), issuable pursuant to the Agreement and Plan of Merger, dated as of September 27, 2002 (the "Agreement and Plan Reorganization"), by and among the Company, Chardonnay Acquisition Corp. and Cohesion Technologies, Inc.

         In rendering our opinion, we have we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

         We have examined originals or copies, certified or identified to our satisfaction, of the memorandum and articles of the Company and of such corporate records of the Company, officers of the Company and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions expressed herein, including:

         (a)      The Registration Statement;

         (b)      The Agreement and Plan of Reorganization; and

         (c) Correspondence from Credit Suisse First Boston confirming that Cohesion Technologies, Inc. has no Canadian stockholders as of September 27, 2002.

         We are solicitors qualified to carry on the practice of law in the Province of British Columbia only and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the Shares are issued in accordance with the Agreement and Plan of Reorganization, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that, when issued by the Company in the manner provided in the Agreement and Plan of Reorganization and the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

         This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Yours truly,


                                                   /s/ IRWIN, WHITE & JENNINGS